EXHIBIT (a)(5)(i)
For Immediate Release
January 14, 2025
Carlyle Credit Solutions, Inc. Announces Extension of Tender Offer
New York, New York – Carlyle Credit Solutions, Inc. (the “Company”) announced today the extension of the offer by the Company to purchase up to 1,865,960 shares of its common stock, par value $0.01 per share (the “Shares”), at a purchase price equal to the net asset value per Share as of December 31, 2024 (the "Valuation Date"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 19, 2024 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the accompanying Letter of Transmittal (together with any amendments or supplements thereto and with the Offer to Purchase, the “Offer”). The Offer, which was previously scheduled to expire at 11:59 p.m., Eastern Time, on January 17, 2025, has now been extended to expire at 11:59 p.m., Eastern Time, on January 21, 2025. The Valuation Date has not been extended. The Company has extended the Offer in light of the recent executive order providing for the closure of federal agencies and offices on January 9, 2025.
Important Notice
This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of the Company. The Offer was made only by an offer to purchase, a related letter of transmittal and other documents filed with the SEC as exhibits to a tender offer statement on Schedule TO, with all such documents available on the SEC’s website at www.sec.gov. The Company has also made available to shareholders without charge the offer to purchase and the letter of transmittal. Shareholders should read these documents carefully, as they contain important information about the Offer.

This press release is for informational purposes only and is not intended to, and does not, constitute an offer to purchase or sell shares of the Company. Statements in this press release that are not historical facts are “forward-looking statements” as defined by the U.S. securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors which are, in some cases, beyond the Company’s control and could cause actual results to differ materially from those set forth in the forward-looking statements. All forward-looking statements are as of the date of this release only; the Company undertakes no obligation to update or review any forward-looking statements.